Filed Pursuant to Rule 424(b)(7)

Registration File No. 333-203836

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common stock, par value $0.01 per share	57,970,000 shares	(2)	$1,589,606,473	$184,713

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Amount to be registered reflects 46,894,781 shares to be sold at $27.50 per share and 11,075,219 shares to be sold at $27.0875 per share.

Prospectus Supplement to Prospectus dated May 4, 2015

51,100,000 Shares

IMS Health Holdings, Inc.

Common stock

The selling stockholders named in this prospectus supplement are offering 51,100,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

We have agreed to purchase from the underwriters 11,075,219 of the 51,100,000 shares of our common stock offered hereby having an aggregate value of approximately $300 million at a price per share equal to the midpoint between the public offering price and the price to the selling stockholders for the shares offered hereby and not repurchased by us (the “Marketed Shares”).

Our common stock is listed on The New York Stock Exchange under the symbol “IMS.” On May 6, 2015, the last sale price of our common stock as reported on The New York Stock Exchange was $27.89 per share.

	Per share		Total

Public offering price	$27.50		$1,400,681,472.16	(4)

Underwriting discounts and commissions(1)	$0.825	(2)	$33,020,444.33

Proceeds to selling stockholders before expenses	$26.675	(3)	$1,367,661,027.86
(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”
(2)	Represents the underwriting discount that is payable on the 40,024,781 Marketed Shares. The underwriters will receive no underwriting discount or commission on the 11,075,219 shares of our common stock to be repurchased by us (the “Repurchased Shares”).
(3)	Represents proceeds to the selling stockholders before expenses for the sale by the selling stockholders to the underwriters of the Marketed Shares at a price of $26.675 per share and the Repurchased Shares at a price of $27.0875 per share, which is equal to the midpoint between the public offering price and the price to the selling stockholders for the Marketed Shares.
(4)	Includes the sale of 11,075,219 shares of our common stock to us at a price of $27.0875 per share.

The selling stockholders identified in this prospectus have granted the underwriters an option to purchase up to 6,870,000 additional shares of common stock at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Delivery of the shares of common stock is expected to be made on or about May 12, 2015.

Investing in our common stock involves substantial risk. Please read “Risk factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

BofA Merrill Lynch	Wells Fargo Securities	Barclays	Deutsche Bank Securities	HSBC

TPG Capital BD, LLC	SunTrust Robinson Humphrey	Mizuho Securities	RBC Capital Markets

Piper Jaffray	William Blair	Leerink	Stifel	Fifth Third Securities	Topeka Capital Markets

Prospectus Supplement dated May 6, 2015

Prospectus supplement

Prospectus

We are responsible for the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of the applicable document.

About this prospectus supplement

Unless the context requires otherwise, references in this prospectus supplement to the “Company,” “IMS,” “we,” “us” and “our” refer to IMS Health Holdings, Inc. and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering, including specific information about the selling stockholders and the terms on which the selling stockholders are offering and selling shares of our common stock, and certain other matters relating to us and our business. The second part, the accompanying prospectus, contains and incorporates by reference important business and financial information about us, a description of our common stock and certain other information about us and this offering. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents that we file or have filed with the SEC. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information. Any statement modified or superseded by a statement made in a subsequently filed document that is incorporated or deemed to be incorporated by reference in this prospectus supplement will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Industry and market data

This prospectus supplement includes and incorporates by reference market data and forecasts with respect to the healthcare industry. Although we are responsible for all of the disclosure contained in this prospectus supplement, in some cases we rely on and refer to market data and certain industry forecasts that were obtained from third party surveys, market research, consultant surveys, publicly available information and industry publications and surveys that we believe to be reliable. Other industry and market data included or incorporated by reference in this prospectus supplement are from IMS analyses and have been identified accordingly, including, for example, IMS Market Prognosis, which is a subscription-based service that provides five-year pharmaceutical market forecasts at the national, regional and global levels. We are a leading global information provider for the healthcare industry and we maintain databases, produce market analyses and deliver information to clients in the ordinary course of our business. Our information is widely referenced in the industry and used by governments, payers, academia, the life sciences industry, the financial community and others. Most of this information is available on a subscription basis. Other reports and information are available publicly through our IMS Institute for Healthcare Informatics (the “IMS Institute”). In some cases, the information has been developed by us for purposes of this offering based on our existing data and is believed by us to have been prepared in a reasonable manner. All such information is based upon our own market research, internal databases and published reports and has not been verified by any independent sources.

We established the IMS Institute in 2011 to leverage collaborative relationships in the public and private sectors to strengthen the role of information in advancing healthcare globally. Its objective and mission is to provide policy setters and decision makers in the global health sector with unique insights into healthcare dynamics derived from granular analysis of information. The IMS Institute publishes reports to accelerate understanding and innovation critical to sound decision-making and improved patient care. These reports are available publicly, free of charge. With access to our extensive global data sets and analytics, the IMS Institute works in tandem with a broad set of healthcare stakeholders, including government agencies, academic institutions, the life sciences industry and payers, to drive research to address today’s healthcare challenges.

Trademarks and service marks

We own or have rights to trademarks and service marks that we use in connection with the operation of our business, including IMS Health, IMS, the IMS logo, IMS One, MIDAS, Xponent, DDD, AppScript, AppNucleus, MD360 Provider Performance Management and Evidence360. All other trademarks or service marks appearing in or incorporating by reference in this prospectus supplement that are not identified as marks owned by us are the property of their respective owners.

Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus supplement are listed without the ®, (sm) and (TM) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

Prospectus supplement summary

This summary highlights information appearing elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the financial data and related notes and other information incorporated by reference in this prospectus supplement before deciding whether to invest in our common stock.

Our Company

We are a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. We have one of the largest and most comprehensive collections of healthcare information in the world, spanning sales, prescription and promotional data, medical claims, electronic medical records and social media. Our scaled and growing data set contains over 10 petabytes of unique data and over 500 million comprehensive, longitudinal, anonymous patient records (i.e., records that are linked over time for each anonymous individual across healthcare settings). Based on this data, we deliver information and insights on approximately 90% of the world’s pharmaceuticals, as measured by sales revenue. We standardize, organize, structure and integrate this data by applying our sophisticated analytics and leveraging our global technology infrastructure to help our clients run their organizations more efficiently and make better decisions to improve their operational and financial performance. We have a presence in over 100 countries, including high growth emerging markets, and we generated 63% of our $2.64 billion of 2014 revenue from outside the United States.

We serve key healthcare organizations and decision makers around the world, spanning the breadth of life science companies, including pharmaceutical, biotechnology, consumer health and medical device manufacturers, as well as distributors, providers, payers, government agencies, policymakers, researchers and the financial community. The breadth of the intelligent, actionable information we provide is not comprehensively available from any other source and our scope of offerings would be difficult and costly for another party to replicate. As a result, our information and technology services offerings, which we have developed with significant investment over our 60-year history, are deeply integrated into our clients’ workflow. We maintain long-standing relationships and high renewal rates with our clients due to the value of the services and solutions we provide. The average length of our relationships with our top 25 clients, as measured by revenue, is over 25 years and our retention rate for our top 1,000 clients from 2013 to 2014 was 99%. We have significant visibility into our financial performance, as historically almost 70% of our revenue has recurred annually, principally because our information and technology services offerings are critical to our clients’ daily decision-making and are sold primarily through subscription and service contracts.

Recent Developments

Results for the quarter ended and as of March 31, 2015

For the quarter ended March 31, 2015, total revenue was $632 million, a decrease of 2.0% compared to $645 million for the quarter ended March 31, 2014, an increase of 7.0% on a constant currency basis, as the U.S. dollar strengthened against most other currencies in which we transact business. Revenue from our information offerings was $354 million for the quarter ended March 31, 2015, a decrease of 7.0% compared to $381 million for the quarter ended March 31, 2014, an increase of 3.0% on a constant currency basis. Revenue from our technology services offerings was $278 million for the quarter ended March 31, 2015, an increase of 5.3% compared to $264 million for the quarter ended March 31, 2014, an increase of 12.7% on a constant currency basis. Net income for the quarter ended March 31, 2015 was $298 million, compared to a net loss of $24 million for the quarter ended March 31, 2014. Adjusted EBITDA for the quarter ended March 31, 2015 was $216 million, compared to $217 million for the quarter ended March 31, 2014.

We have not yet filed our full quarterly financial statements for the quarter ended as of March 31, 2015 on a Quarterly Report on Form 10-Q (“Form 10-Q”). The financial data included above should not be viewed as a substitute for full financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Although unlikely, under accounting rules, events could transpire that could cause the results reported in our Form 10-Q to materially differ from the above financial data.

We report results in U.S. dollars, but we do business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on our results. The discussion of our financial results includes comparisons with the prior year in constant currency terms, using consistent exchange rates. We believe this information facilitates comparison of the underlying results over time. During the first three months of 2015, the U.S. dollar was generally stronger against the other currencies in which we transact business as compared to the first three months of 2014. The revenue growth at actual currency rates was lower than the growth at constant currency exchange rates during the first three months of 2015.

The following table presents a reconciliation of our net income (loss) to adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Management uses Adjusted EBITDA because we believe it provides additional information regarding our performance and our ability to service our debt. In addition, management believes that Adjusted EBITDA is useful to assess our operating performance trends because it excludes certain material non-cash items, unusual or non-recurring items that are not expected to continue in the future and certain other items. Adjusted EBITDA is not presented in accordance with U.S. GAAP, and our computation of Adjusted EBITDA may vary from those used by other companies. Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income or loss, cash flow from operating activities or any other measures of operating performance, liquidity or indebtedness derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

In millions	Quarter Ended March 31, 2015	Quarter Ended March 31, 2014
Net income (loss)	$298	$(24)
Benefit from income taxes	(240)	(13)
Other (income) loss, net	(4)	17
Interest expense	37	89
Interest income	—	(2)
Depreciation and amortization	96	107
Deferred revenue purchase accounting adjustments	1	2
Non-cash stock-based compensation charges	6	31
Restructuring and related charges	14	2
Acquisition-related charges	8	6
Sponsor monitoring fees	—	2

Adjusted EBITDA	$216	$217

As a result of the foregoing considerations and the other limitations on non-GAAP measures, investors are cautioned not to place undue reliance on this financial information. See “Risk factors,” “Cautionary note regarding forward-looking statements” and our consolidated financial statements and the related notes thereto included or incorporated by reference in this prospectus supplement.

Cegedim acquisition

On April 1, 2015, we completed the acquisition of certain customer relationship management and strategic data businesses of Cegedim, SA pursuant to a Master Acquisition Agreement, dated October 17, 2014. A purchase price of €385 million plus an initial working capital adjustment of €11 million was paid to Cegedim, SA as consideration for the acquisition. Please refer to our Current Report on Form 8-K filed with the SEC on April 1, 2015 (as amended by the Current Report on Form 8-K/A filed with the SEC on May 4, 2015) for unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2014 relating to the acquisition.

Issuance and sale of 4.125% senior unsecured notes due 2023

On March 30, 2015, IMS Health Incorporated (“IMS Health”), our wholly-owned subsidiary, completed the issuance and sale of €275 million of IMS Health’s 4.125% senior unsecured notes due 2023 (the “2023 Notes”). The 2023 Notes were issued pursuant to an indenture dated March 30, 2015 among IMS Health, certain subsidiaries of IMS

Health as guarantors, Deutsche Trust Company Limited, as trustee, Deutsche Bank AG, London Branch, as paying agent and Deutsche Bank Luxembourg S.A., as registrar and transfer agent. We used the net proceeds from the sale of the 2023 Notes to fund a portion of the acquisition of certain customer relationship management and strategic data businesses of Cegedim, SA.

Share repurchase

On May 3, 2015, our board of directors authorized a $300 million common stock repurchase program. In connection with that program, we have agreed to purchase from the underwriters 11,075,219 of the 51,100,000 shares of our common stock that are subject to this offering having an aggregate value of approximately $300 million at a price of $27.0875 per share, which is equal to the midpoint between the public offering price and the price to the selling stockholders for the Marketed Shares. We refer to this repurchase as the “share repurchase.”

We intend to fund the share repurchase with the proceeds from the borrowing of the additional term loans described below and borrowings from our revolving credit facility and available cash. The completion of the share repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon, among other things, the completion of this offering.

Additional term loans

In connection with the share repurchase, IMS Health has obtained a commitment for $200 million in additional term loans to be borrowed pursuant to an amendment to IMS Health’s senior secured credit facilities. Because we intend to fund the share repurchase with such additional term loan borrowings and revolving credit facility borrowings, the funding of the share repurchase will, if completed, increase the amount of debt on our balance sheet.

Company information

Our principal executive offices are located at 83 Wooster Heights Road, Danbury, Connecticut 06810. Our telephone number at that address is (203) 448-4600. Our website address is www.imshealth.com. Our website and the information contained on our website do not constitute a part of this prospectus supplement or the accompanying prospectus.

The offering

Common stock offered by the selling stockholders	51,100,000 shares (57,970,000 shares if the underwriters exercise their option to purchase additional shares in full)

Common stock to be sold to the public	40,024,781 shares (46,894,781 shares if the underwriters exercise their option to purchase additional shares in full)

Common stock to be repurchased by us	11,075,219 shares (of the 51,100,000 shares offered hereby)

Common stock outstanding after this offering and the share repurchase	327,364,163 shares

Option to purchase additional shares granted by the selling stockholders	The underwriters have an option for a period of 30 days from the date hereof to purchase up to 6,870,000 additional shares of our common stock from the selling stockholders.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

Share repurchase	Subject to completion of this offering, we have agreed to repurchase 11,075,219 shares of our common stock from the underwriters having an aggregate value of approximately $300 million at $27.0875 per share, which is equal to the midpoint between the public offering price and the price to the selling stockholders for the Marketed Shares.

Dividend Policy	Our board of directors does not currently intend to pay dividends on our common stock. However, we expect to reevaluate our dividend policy on a regular basis following the offering and may, subject to compliance with the covenants contained in our credit facilities and other considerations, determine to pay dividends in the future. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our board of directors, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our stockholders or by our subsidiaries to us, and any other factors that our board of directors may deem relevant.

Risk factors	You should read carefully the information set forth under “Risk factors” herein for a discussion of factors that you should consider before deciding to invest in our common stock.

New York Stock Exchange symbol	“IMS”

Conflicts of interest	TPG Capital BD, LLC, an underwriter of this offering, is an affiliate of the TPG Funds (as defined herein), which own in excess of 10% of our issued and outstanding common stock and, as selling stockholders, are expected to receive more than 5% of the net proceeds of this offering. Therefore, a “conflict of interest” is deemed to exist under the Financial Industry Regulatory Authority (“FINRA”) Rule 5121, and this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. No sales of the shares will be made to any discretionary account over which TPG Capital BD, LLC exercises discretion without the prior specific written approval of the account holder.

The number of shares of common stock after this offering and the share repurchase is based on 338,439,382 shares of common stock outstanding as of April 30, 2015 and excludes 16,017,801 shares of common stock reserved for future issuance under our equity incentive plans as of April 30, 2015, of which 13,868,280 shares of common stock were issuable upon exercise of stock options outstanding at a weighted average exercise price of $9.09 per share and 2,021,892 shares of common stock were issuable upon vesting of restricted stock units.

Unless otherwise indicated, this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 6,870,000 additional shares of our common stock from the selling stockholders in this offering.

Risk factors

An investment in our common stock involves various risks. You should carefully consider the following risks and all of the other information contained in this prospectus supplement and the accompanying prospectus before investing in our common stock. In addition, you should read and consider the risk factors associated with our business included in the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2014. See “Where you can find more information.” The risks described below and incorporated herein by reference are those which we believe are the material risks that we face. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.

Risks related to this offering

Our operating results and share price may be volatile, and you may not be able to resell your shares at or above the price you paid for them.

Our quarterly operating results may fluctuate in response to a number of factors, many of which are beyond our control. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. You may not be able to resell your shares at or above the price which you paid or at all. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	results of operations that vary from expectations of securities analysis and investors;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	strategic actions by us or our competitors;

•	announcement by us, our competitors or our vendors of significant contracts or acquisitions;

•	charges to our earnings resulting from impairments of goodwill or other intangible assets;

•	restructuring-related charges;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory, legal or political developments;

•	public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	litigation and governmental investigations;

•	changing economic conditions;

•	changes in accounting principles;

•	default under agreements governing our indebtedness;

•	exchange rate fluctuations; and

•	other events or factors, including those from natural disasters, war, actors of terrorism or responses to these events.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. As of April 30, 2015, we have 338,439,382 shares of common stock outstanding. This includes the 40,024,781 shares that the selling stockholders are selling that are not being repurchased by us, which may be resold in the public market immediately, and assumes no exercises of outstanding options.

Each of our directors (including our chief executive officer), our executive officers and affiliates of TPG Global, LLC, Canada Pension Plan Investment Board and Leonard Green & Partners, L.P (collectively, the “Sponsors”) have entered into lock-up agreements with the underwriters that restrict their sales of our common stock for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions and automatic extensions in certain circumstances. Such lock-up agreements cover, in the aggregate, 204,828,678 outstanding shares of our common stock and vested options to purchase an additional 4,543,510 shares of our common stock. These shares will, however, be able to be resold after the expiration of the lock-up period. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Pursuant to the amended and restated stockholders agreement we have entered into with the Sponsors, subject to the lock-up agreements described above, from time to time the Sponsors may require us to register their shares for resale under the federal securities laws, and holders of additional shares of our common stock would be entitled to have their shares included in any such registration statement, all subject to reduction upon the request of the underwriter of the offering, if any. In addition, we have registered shares of common stock that are reserved for issuance under our equity incentive plans. Registration of these shares allows the holders to immediately resell their shares in the public market. Any such sales or anticipation thereof could cause the market price of our common stock to decline.

Our Sponsors will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

We are currently controlled, and after this offering is completed will continue to be controlled, by the Sponsors. As of April 30, 2015, the Sponsors beneficially owned 75.1% of our outstanding common stock. Upon completion of this offering and the concurrent repurchase, the Sponsors will beneficially own 62.1% of our outstanding common stock (or 60.0% if the underwriters exercise in full their option to purchase additional shares from the selling stockholders). As long as the Sponsors own or control at least a majority of our outstanding voting power, they will have the ability to exercise substantial control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Even if their ownership falls below 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

Additionally, the Sponsors interests may not align with the interests of our other stockholders. The Sponsors are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of the Sponsors and of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

We are a “controlled company” within the meaning of the rules of the NYSE and, as a result, qualify for and rely on, exemptions from certain corporate governance requirements; you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Because the Sponsors control a majority of the voting power of our outstanding common stock, and will continue to do so after completion of this offering, we are and will continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	we have a board of directors that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;

•	we have a compensation committee that is composed entirely of independent directors; and

•	we have a nominating and corporate governance committee that is composed entirely of independent directors.

We currently avail ourselves of all of these exemptions. Accordingly, in the event the interests of our Sponsors differ from those of other stockholders, and, for so long as we are a “controlled company,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Provisions of our corporate governance documents could make an acquisition of our company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

In addition to the Sponsors’ beneficial ownership of a controlling percentage of our common stock, our certificate of incorporation and bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions, some of which (as noted below) only become effective when the Sponsors no longer beneficially own a majority of our common stock (the “Trigger Date”), include:

•	the division of our board of directors into three classes and the election of each class for three-year terms;

•	the sole ability of the board of directors to fill a vacancy created by the expansion of the board of directors;

•	advance notice requirements for stockholder proposals and director nominations;

•	after the Trigger Date, limitations on the ability of stockholders to call special meetings and to take action by written consent;

•	after the Trigger Date, in certain cases, the required approval of holders of at least 75% of the shares entitled to vote generally on the amendment or repeal of our certificate of incorporation or bylaws to adopt, amend or repeal our bylaws, or amend or repeal certain provisions of our certificate of incorporation;

•	after the Trigger Date, the required approval of holders of at least 75% of the shares entitled to vote in an election of directors to remove directors, which removal may only be for cause; and

•	the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

In addition, Section 203 of the DGCL may affect the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder.” We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL. Nevertheless, our certificate of incorporation will contain provisions that have the same effect as Section 203 of the DGCL, except that they provide that the Sponsors and their transferees will not be deemed to be “interested stockholders,” and accordingly will not be subject to such restrictions.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Company may be unsuccessful.

Since we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

Although we have previously declared dividends to our stockholders, we do not anticipate paying any regular cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, liquidity requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under IMS Health’s third amended and restated credit agreement and related security and other documents for the senior secured term loan facilities and the senior secured revolving facility (collectively, the “Senior Secured Credit Facilities”) and its 6% senior notes due 2020 (the “6% Senior Notes”) and the 2023 Notes. The Senior Secured Credit Facilities, the 6% Senior Notes and the 2023 Notes restrict IMS Health’s ability to pay dividends and make certain other distributions by imposing caps on the aggregate amount thereof as well as certain other conditions including, in some cases, financial incurrence tests, to declare and pay such dividends and distributions. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.

We are a holding company with nominal net worth and will depend on dividends and distributions from our subsidiaries to pay any dividends.

IMS Health Holdings, Inc. is a holding company with nominal net worth. We do not have any material assets or conduct any business operations other than our investments in our subsidiaries. Our business operations are conducted primarily out of our indirect operating subsidiary, IMS Health and its subsidiaries. As a result, notwithstanding any restrictions on payment of dividends under our existing indebtedness, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries, including from IMS Health. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “envision,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements we make regarding:

•	plans for future growth and other business development activities, including acquisitions;

•	plans for capital expenditures;

•	expectations for market and industry growth;

•	financing sources;

•	share repurchases and dividends;

•	the effects of regulation and competition;

•	foreign currency conversion; and

•	all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our data suppliers might restrict our use of or refuse to license data, which could lead to our inability to provide certain offerings;

•	failure to meet productivity objectives under our internal business transformation initiatives could adversely impact our competitiveness and our ability to meet our growth objectives;

•	we may be unsuccessful at investing in growth opportunities;

•	we may not close announced acquisitions in the indicated timeframes or at all, and may not successfully integrate our acquisition targets or for other reasons may not achieve expected benefits of our acquisition transactions;

•	data protection and privacy laws may restrict our current and future activities;

•	breaches or misuse of our or our outsourcing partners’ security or communication systems could expose us, our clients, our data suppliers or others to risk of loss;

•	hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements may adversely impact us;

•	consolidation in the industries in which our clients operate may reduce the volume of offerings purchased by consolidated clients following an acquisition or merger;

•	our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; and

•	the other factors included or incorporated by reference in this prospectus supplement or the accompanying prospectus, including those set forth in our Annual Report on Form 10-K and other public filings with the SEC.

We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including if the underwriters exercise their option to purchase additional shares.

Market price of our common stock

Our common stock has been listed on the NYSE under the symbol “IMS” since April 4, 2014, in connection with our initial public offering. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sale prices of our common stock on the NYSE.

	High	Low
Fiscal Quarter
2014
Second Quarter (1)	$26.56	$21.63
Third Quarter	$28.48	$25.23
Fourth Quarter	$26.68	$23.58
2015
First Quarter	$27.18	$24.47
(1)	Represents the period from April 4, 2014, the date of our initial public offering, through the end of the quarter.

A recent reported closing price for our common stock is set forth on the cover page of this prospectus supplement. American Stock Transfer &Trust Company, LLC is the transfer agent and registrar for our common stock. On April 30, 2015, we had 50 holders of record of our common stock.

Dividend policy

Our board of directors does not currently intend to pay dividends on our common stock. However, we expect to reevaluate our dividend policy on a regular basis following the offering and may, subject to compliance with the covenants contained in our credit facilities and other considerations, determine to pay dividends in the future. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our board of directors, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our stockholders or by our subsidiaries to us, and any other factors that our board of directors may deem relevant.

Selling stockholders

The following table sets forth information regarding the beneficial ownership of our common stock held by the selling stockholders as of April 30, 2015.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 338,439,382 shares of our common stock outstanding as of April 30, 2015. Shares of our common stock that a person has the right to acquire within 60 days of April 30, 2015 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Name of beneficial owners	Shares beneficially owned prior to this offering		Number of shares being offered	Number of shares subject to option	Shares beneficially owned after this offering and concurrent share repurchase (without option)*		Shares beneficially owned after this offering and concurrent share repurchase (with option)*
	Number	Percent			Number	Percent	Number	Percent
TPG Funds(1)	159,709,384	47.2%	32,098,917	4,315,451	127,610,467	39.0%	123,295,016	37.7%
CPPIB-PHI(2)	67,004,512	19.8%	13,466,787	1,810,505	53,537,725	16.4%	51,727,220	15.8%
LGP Funds(3)	27,536,100	8.1%	5,534,296	744,044	22,001,804	6.7%	21,257,760	6.5%

*	Assumes the consummation of our repurchase of 11,075,219 shares of our common stock from the selling stockholders concurrently with the closing of this offering and the retirement of such repurchased shares.

(1)

Shares shown as beneficially owned by the TPG Funds include the following: (a) 66,689,372 shares of common stock held by TPG Partners V, L.P., a Delaware limited partnership; (b) 174,460 shares of common stock held by TPG FOF V-A, L.P. a Delaware limited partnership; (c) 140,679 shares of common stock held by TPG FOF V-B, L.P., a Delaware limited partnership; (d) 66,740,684 shares of common stock held by TPG Partners VI, L.P., a Delaware limited partnership; (e) 263,828 shares of common stock held by TPG FOF VI SPV, L.P., a Delaware limited partnership; (f) 2,753,610 shares of common stock held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership; and (g) 22,946,751 shares of common stock held by TPG Iceberg Co-Invest LLC, a Delaware limited liability company (together with TPG Partners V, L.P., TPG FOF V-A, L.P, TPG FOF V-B, L.P., TPG FOF VI SPV, L.P. and TPG Biotechnology Partners III, L.P., the “TPG Funds”). The general partner of each of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company. The general partner of TPG Partners VI, L.P. is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company. The sole member of each of TPG GenPar V Advisors, LLC, TPG GenPar VI Advisors, LLC and TPG Biotechnology GenPar III Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general partner of TPG FOF VI SPV, L.P. and the managing member of TPG Iceberg Co-Invest LLC is TPG Advisors VI, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole stockholders of each of TPG Advisors VI, Inc. and TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG Funds. In this offering: (i) TPG Partners V, L.P. will sell 13,403,449 shares of common stock (and 1,801,990 additional shares if the underwriters exercise in full their option to purchase additional shares); (ii) TPG FOF V-A, L.P. will sell 35,064 shares of common stock (and 4,714 additional shares if the underwriters exercise in full their option to purchase additional shares); (iii) TPG FOF V-B, L.P. will sell 28,274 shares of common stock (and 3,801 additional shares if the underwriters exercise in full their option to purchase additional shares); (iv) TPG Partners VI, L.P. will sell 13,413,762 shares of common stock (and 1,803,377 additional shares if the underwriters exercise in full their option to purchase additional shares); (v) TPG FOF VI SPV, L.P. will sell 53,025 shares of common stock (and 7,129 additional shares if the underwriters exercise in full their option to purchase additional shares); (vi) TPG Biotechnology Partners III, L.P. will sell 553,430 shares of common stock (and 74,404 additional shares if the underwriters exercise in full their option to purchase additional shares); and (vii) TPG Iceberg Co-Invest LLC will sell

4,611,913 shares of common stock (and 620,036 additional shares if the underwriters exercise in full their option to purchase additional shares). The address of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)	CPP Investment Board Private Holdings Inc. (“CPPIB-PHI”) is a wholly owned subsidiary of the Canada Pension Plan Investment Board, which therefore beneficially owns the shares held by CPPIB-PHI. All shares of the Canada Pension Plan Investment Board were issued to Canada’s Federal Minister of Finance to be held on behalf of Her Majesty Queen Elizabeth II in right of Canada. Andrea Jeffery and Karen Rowe as authorized directors of CPPIB-PHI have authority to vote or dispose of the shares held by CPPIB-PHI. The address of each of CPPIB-PHI and Andrea Jeffery and Karen Rowe is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario M5C 2W5 Canada.

(3)	Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the direct owner of 21,028,085 shares of Common Stock of the Issuer (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 6,307,919 shares of our common stock (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 200,096 shares of Common Stock of the Issuer (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”), is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. Danhakl is the Director, Executive Vice President and Managing Partner of LGPM and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as the Director, Executive Vice President and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. John G. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, and W. Christian McCollum either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Sokoloff, Seiffer, Baumer, Flynn, Halper, Purdy, Solomon, and McCollum may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein. In this offering: (i) Green Equity Investors V, L.P. will sell 4,226,294 shares of common stock (and 568,193 additional shares if the underwriters exercise in full their option to purchase additional shares); (ii) Green Equity Investors Side V, L.P. will sell 1,267,786 shares of common stock (and 170,444 additional shares if the underwriters exercise in full their option to purchase additional shares); and (iii) LGP Ice will sell 40,216 shares of common stock (and 5,407 additional shares if the underwriters exercise in full their option to purchase additional shares). The address of each of the Green Funds, LGP Ice and each of the foregoing individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

Material U.S. federal tax considerations for Non-U.S. Holders of common stock

The following is a summary of material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of shares of our common stock. This summary is based upon the Internal Revenue Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This summary assumes that shares of our common stock are held by a Non-U.S. Holder as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities or arrangements, certain U.S. expatriates or former long-term residents of the United States, tax-exempt organizations, pension plans, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or persons that have a “functional currency” other than the U.S. dollar). In addition, except as explicitly addressed herein, this summary does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction or any considerations relating to the alternative minimum tax or the 3.8% tax on net investment income.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other organization taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of shares of our common stock.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Distributions on shares of our common stock

As discussed under “Dividend policy” above, we do not currently anticipate paying dividends on shares of our common stock. In the event that we do make a distribution (or in the event of a redemption of our common stock that is treated as a distribution on our common stock for U.S. federal income tax purposes) of cash or property with respect to shares of our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles, and will be subject to withholding as described in the next paragraph below. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment, up to such holder’s adjusted tax basis in its shares of our common stock, as determined on a share-per-share basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on sale, exchange or other taxable disposition of our common stock.”

Any dividends paid to a Non-U.S. Holder with respect to shares of our common stock generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with an appropriate and validly completed IRS Form W-8, such as:

•	IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to a reduction in withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on shares of our common stock is not subject to withholding tax because it is effectively connected with conduct of a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates on a net income basis as described below).

The certifications described above must be provided to us or our agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

If dividends are effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will generally be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if such Non-U.S. Holder is taxable as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, unless an applicable income tax treaty provides otherwise.

Non-U.S. Holders that do not timely provide us or our agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Any distribution described in this section would also be subject to the discussion below in the sections entitled “Backup Withholding and Information Reporting” and “Foreign Account Tax Compliance Act.”

Gain on sale, exchange or other taxable disposition of shares of our common stock

Subject to the discussion below under “Backup Withholding and Information Reporting” and “Foreign Account Tax Compliance Act,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes) unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a “United States real property holding corporation,” as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period with respect to the applicable shares of our common stock (the “relevant period”) and certain other conditions are met, or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.

With respect to the second exception above, although there can be no assurance, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as a USRPHC so long as (a) our common stock is regularly traded on an established securities market (within the meaning of Internal Revenue Code Section 897(c)(3)) during the calendar year in which such sale, exchange or other taxable disposition of our common stock occurs and (b) such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period. If we are a USRPHC and the requirements of (a) or (b) are not met, a purchaser may be required to withhold 10% of the proceeds payable to a Non-U.S. Holder from a sale of our common stock and gain on the disposition of shares of our common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the “branch profits tax” generally will not apply. Prospective investors are urged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the United States, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” on its effectively connected earnings and profits at a rate of 30%, unless an applicable income tax treaty provides otherwise.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the Foreign Account Tax Compliance Act, as modified by Treasury regulations and subject to any official interpretations thereof, any agreement entered into in connection therewith, any applicable intergovernmental agreement between the United States and a non-U.S. government to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement (collectively, “FATCA”) generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of our common stock unless such persons comply with complicated information reporting, disclosures and certification requirements. This new regime requires, among other things, a broad class of persons to obtain, disclose and report information about their investors and account holders. These requirements are different from and in addition to the certification requirements described elsewhere in this discussion. The withholding rules apply currently to payments of dividends on shares of our common stock, and are scheduled to apply to payments of gross proceeds from the sale or other dispositions of our common stock paid after December 31, 2016. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup withholding and information reporting

We or a financial intermediary must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on shares of our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. In addition to the requirements described above under “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or such other applicable form and documentation as required by the Internal Revenue Code or the U.S. Treasury Regulations promulgated thereunder) certifying under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code). Dividends paid to Non-U.S. Holders subject to the U.S. federal withholding tax, as described above In “—Distributions on shares of our common stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the payment of the proceeds of a disposition of shares of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is not a United States person (as defined in the Internal Revenue Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker, and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a Non-U.S. Holder can be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal estate tax

Shares of our common stock held (or treated as held) by an individual who is not a U.S. citizen or resident (as defined for U.S. federal estate tax purposes) at the time of such individual’s death will be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Underwriting (Conflicts of interest)

The selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. are joint book-running managers in the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
Goldman, Sachs & Co.	9,709,000
J.P. Morgan Securities LLC	9,709,000
Morgan Stanley & Co. LLC	9,709,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,643,000
Wells Fargo Securities, LLC	3,066,000
Barclays Capital Inc.	2,555,000
Deutsche Bank Securities Inc.	2,555,000
HSBC Securities (USA) Inc.	1,788,500
TPG Capital BD, LLC	1,533,000
SunTrust Robinson Humphrey, Inc.	766,500
Mizuho Securities USA Inc.	638,750
RBC Capital Markets, LLC.	638,750
Piper Jaffray & Co.	511,000
William Blair & Company, L.L.C.	511,000
Leerink Partners LLC	255,500
Stifel, Nicolaus & Company, Incorporated	255,500
Fifth Third Securities, Inc.	127,750
Topeka Capital Markets Inc.	127,750

Total	51,100,000

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.45375 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to 6,870,000 additional shares of common stock to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee for the shares of common stock offered hereby and not repurchased by us (the “Marketed Shares”) is $0.825 per share. The underwriters will receive no underwriting discount or commission on the 11,075,219 shares of our common stock to be repurchased by us (the

“Repurchased Shares”). The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by the selling stockholders
	No exercise	Full exercise
Per Marketed Share	$0.825	$0.825
Per Repurchased Share	—	—

Total	$33,020,444.33	$38,688,194.33

We estimate that the total expenses of this offering, which are payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1,000,000.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge or disposition, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of certain of the underwriters for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and subject to certain other limited exceptions.

Our directors, our executive officers and the Sponsors have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of certain of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Our common stock is listed on the NYSE under the symbol “IMS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be

“covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The public offering price will be determined by negotiations between the selling stockholders and the representatives of the underwriters.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC, as amended and includes any relevant implementing measure in each Member State.

The EEA selling restriction is in addition to any other selling restriction set out in this prospectus.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Conflicts of interest

TPG Capital BD, LLC, an underwriter of this offering, is an affiliate of the TPG Funds (as defined herein), which own in excess of 10% of our issued and outstanding common stock and, as selling stockholders, are expected to receive more than 5% of the net proceeds of this offering. Therefore, a “conflict of interest” is deemed to exist under the Financial Industry Regulatory Authority (“FINRA”) Rule 5121, and this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. No sales of the shares will be made to any discretionary account over which TPG Capital BD, LLC exercises discretion without the prior specific written approval of the account holder.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Certain of the underwriters and/or their affiliates are lenders under our Senior Secured Credit Facilities. TPG Capital BD, LLC participated as an initial purchaser in connection with the offering by our wholly-owned direct subsidiary, Healthcare Technology Intermediate, Inc., of $750 million Senior PIK Notes in August 2013. In addition, affiliates of certain of the underwriters own, directly or indirectly, equity interests in us. Further, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Legal matters

The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Ropes & Gray LLP and some of its attorneys are limited partners of RGIP, LP, which is an investor in certain investment funds affiliated with TPG Global, LLC. RGIP, LP indirectly owns less than 1% of our outstanding shares of common stock. Cleary Gottlieb Steen & Hamilton LLP, New York, New York will act as counsel to the underwriters.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of IMS Health Holdings, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements and financial statement schedules of the CRM and Strategic Data activities of Cegedim SA for the three years in the period ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Mazars, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock being offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement and its exhibits. Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document are not necessarily complete. We are required to file annual, quarterly and current reports, proxy statements, and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except to the extent superseded by information contained in a further prospectus supplement or by information contained in documents filed with the SEC after the date of this prospectus supplement and prior to the termination of this offering. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus supplement or the accompanying prospectus, until the termination of this offering. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 13, 2015 (File No. 001-36381);

•	Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 3, 2015 (File No. 001-36381) that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 13, 2015;

•	Our Current Reports on Form 8-K, filed with the SEC on February 2, 2015, February 10, 2015, March 16, 2015, March 20, 2015, March 27, 2015, March 30, 2015, April 1, 2015 (as amended by the Current Report on Form 8-K/A, filed with the SEC on May 4, 2015) and April 27, 2015 (File No. 001-36381); and

•	The description of capital stock contained in the Registration Statement on Form 8-A, as filed with the SEC on March 27, 2014 (File No. 001-36381), as supplemented by the “Description of capital stock” found on page 2 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Secretary

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, CT 06810

(203) 448-4600

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.imshealth.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

IMS Health Holdings, Inc.

Common stock

The selling stockholders to be named in a prospectus supplement may offer and sell shares of our common stock from time to time, in one or more offerings, in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. The identity of, and specific information required with respect to, the selling stockholders, and the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on The New York Stock Exchange under the symbol “IMS.” On May 1, 2015, the last sale price of our common stock as reported on The New York Stock Exchange was $27.79 per share.

Investing in our common stock involves substantial risk. Please read “Risk factors” beginning on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 4, 2015.

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement or in any free writing prospectuses. We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document.

About this prospectus

Unless the context requires otherwise, references in this prospectus to the “Company,” “IMS,” “we,” “us” and “our” refer to IMS Health Holdings, Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell shares of our common stock in one or more offerings. This prospectus provides you with a general description of our common stock. Each time the selling stockholders sell shares of common stock under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts and prices of the shares of common stock offered and information about the selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Before making your investment decision, you should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where you can find more information.”

Risk factors

Investing in our common stock involves a high degree of risk. See “Item 1A — Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q and the “Risk factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Cautionary note regarding forward-looking statements

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “envision,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements we make regarding:

•	plans for future growth and other business development activities, including acquisitions;

•	plans for capital expenditures;

•	expectations for market and industry growth;

•	financing sources;

•	share repurchases and dividends;

•	the effects of regulation and competition;

•	foreign currency conversion; and

•	all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our data suppliers might restrict our use of or refuse to license data, which could lead to our inability to provide certain offerings;

•	failure to meet productivity objectives under our internal business transformation initiatives could adversely impact our competitiveness and our ability to meet our growth objectives;

•	we may be unsuccessful at investing in growth opportunities;

•	we may not close announced acquisitions in the indicated timeframes or at all, and may not successfully integrate our acquisition targets or for other reasons may not achieve expected benefits of our acquisition transactions;

•	data protection and privacy laws may restrict our current and future activities;

•	breaches or misuse of our or our outsourcing partners’ security or communication systems could expose us, our clients, our data suppliers or others to risk of loss;

•	hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements may adversely impact us;

•	consolidation in the industries in which our clients operate may reduce the volume of offerings purchased by consolidated clients following an acquisition or merger;

•	our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; and

•	the other factors included or incorporated by reference in this prospectus or the accompanying prospectus supplement, including those set forth in our Annual Report on Form 10-K and other public filings with the SEC.

We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Description of capital stock

General

The total amount of our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of undesignated preferred stock. As of April 30, 2015, we had outstanding 338,439,382 shares of common stock held by 50 record holders and no shares of preferred stock, and we had outstanding options to purchase 13,868,280 shares of common stock at a weighted average exercise price of $9.09 per share and 2,021,892 restricted stock units.

The following summary describes material provisions of our capital stock. We urge you to read our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.

Common stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may determine from time to time.

Voting rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights.

Preemptive rights. Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or redemption rights. Our common stock is neither convertible nor redeemable.

Liquidation rights. Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-takeover effects of our certificate of incorporation and bylaws

Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

These provisions include:

•	Classified board. Our certificate of incorporation provides that our board of directors is divided into three classes of directors. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. Our board of directors currently has eight members.

•	Requirements for removal of directors. Until the date on which affiliates of TPG Global, LLC, Canada Pension Plan Investment Board and Leonard Green & Partners, L.P. (collectively, the “Sponsors”) no longer own a majority of our common stock (the “Trigger Date”), any director of the Company may be removed with or without cause by holders of a majority of our outstanding shares of common stock. Following the Trigger Date, directors may only be removed for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding shares of capital stock.

•	Advance notice procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

•	Actions by written consent; special meetings of stockholders. Our certificate of incorporation provides that, following the Trigger Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation also provides that, except as otherwise require by law, special meetings of the stockholders can only be called by or at the direction of the chairman or vice-chairman of the board, the chief executive officer, a majority of the board of directors, or, until the Trigger Date, by the secretary at the request of the holders of 50% or more of our outstanding shares.

•	Supermajority approval requirements. The Delaware General Corporation Law (the “DGCL”) generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either the corporation’s certificate of incorporation or bylaws provide otherwise. Until the Trigger Date, any amendment to our certificate of incorporation or shareholder amendment to our bylaws will require majority shareholder approval, provided that such majority must include at least 65% of the shares then held by the Sponsors. Following the Trigger Date, certain amendments to our certificate of incorporation and shareholder amendments to our bylaws will require a 75% shareholder vote.

•	Authorized but unissued shares. Our authorized but unissued shares of preferred stock are available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

•

Business combinations with interested stockholders. We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that the Sponsors and their transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Exclusive jurisdiction of certain actions

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions, may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Corporate opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of the Sponsors and of their affiliates, subsidiaries, officers, directors, agents, stockholders, members, managers, employees, partners, and principals, including any of the foregoing who serves as a director or officer of our company, and each such party shall not have, to the fullest extent permitted by applicable law, any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Limitations on liability and indemnification of directors and officers

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we may indemnify them. Our amended and restated stockholders’ agreement requires us to enter into indemnification agreements with directors who serve as representatives of the Sponsors, and have entered into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219. Its telephone number is (718) 921-8200.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “IMS.”

Plan of distribution

The selling stockholders may sell securities in any of the ways described below or in any combination thereof:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities by the selling stockholders may be effected from time to time in one or more transactions, through underwritten public offerings, privately negotiated transactions, block trades, purchases by a broker-dealer as principal, ordinary brokerage transactions, sales “at the market” to or through one or more market makers or into an existing trading market, exchange or otherwise, direct sales to purchasers, or any combination of the above, in each case:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities, the proceeds to the selling stockholders, and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents, and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any delayed delivery arrangements; and

•	information about the selling stockholders, including the relationship between the selling stockholders and us.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers will be specified in the applicable prospectus supplement and may be changed from time to time.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

The selling stockholders may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from the selling stockholders pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us and the selling stockholders with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling stockholders in the ordinary course of business. We and the selling stockholders may also use underwriters or such other third parties with whom we or such selling stockholders have a material relationship. We and the selling stockholders will describe the nature of any such relationship in the applicable prospectus supplement.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

Our common stock is listed on The New York Stock Exchange. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Legal matters

The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Ropes & Gray LLP and some of its attorneys are limited partners of RGIP, LP, which is an investor in certain investment funds affiliated with TPG Global, LLC. RGIP, LP indirectly owns less than 1% of our outstanding shares of common stock.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of IMS Health Holdings, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements and financial statement schedules of the CRM and Strategic Data activities of Cegedim SA for the three years in the period ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Mazars, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are required to file annual, quarterly and current reports, proxy statements, and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 13, 2015 (File No. 001-36381);

•	Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 3, 2015 (File No. 001-36381), that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 13, 2015;

•	Our Current Reports on Form 8-K, filed with the SEC on February 2, 2015, February 10, 2015, March 16, 2015, March 20, 2015, March 27, 2015, March 30, 2015, April 1, 2015 (as amended by the Current Report on Form 8-K/A, filed with the SEC on May 4, 2015) and April 27, 2015 (File No. 001-36381); and

•	The description of capital stock contained in the Registration Statement on Form 8-A, as filed with the SEC on March 27, 2014 (File No. 001-36381), as supplemented by the “Description of capital stock” found on page 5 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Secretary

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, CT 06810

(203) 448-4600

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.imshealth.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

51,100,000 shares

IMS Health Holdings, Inc.

Common stock

Prospectus Supplement

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

BofA Merrill Lynch	Wells Fargo Securities	Barclays	Deutsche Bank Securities	HSBC

TPG Capital BD, LLC	SunTrust Robinson Humphrey	Mizuho Securities	RBC Capital Markets

Piper Jaffray	William Blair	Leerink	Stifel	Fifth Third Securities	Topeka Capital Markets

May 6, 2015